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                                                                 EXHIBIT 4.05
                                                                 ------------

                       AMENDMENT NO. 4 TO NOTE AGREEMENT
                       ---------------------------------




          THIS AGREEMENT, entered into as of December 31, 1994 by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and NASHUA CORPORATION (the "Company").


                              W I T N E S S E T H:
                              -------------------

          WHEREAS, the parties hereto have executed and delivered that certain Note Agreement, dated as of September 13, 1991 (the "Note Agreement");

          WHEREAS, Prudential is the holder of 100% of the Notes issued under the Note Agreement; and

          WHEREAS, the parties hereto wish to amend certain terms of the Note Agreement.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     1.   AMENDMENTS TO THE NOTE AGREEMENT.


          1.1 Paragraph 6B of the Note Agreement is hereby amended to read in its entirety as follows:

               "6B. FIXED-CHARGE COVERAGE RATIO. The Company will not permit (i) sixty-six and two-thirds percent (66-/ /%) of Consolidated Trailing Adjusted Cash Flow for any period of six
               (6) consecutive fiscal quarters of the Company ending on any date to be less than (ii) (a) one hundred forty percent (140%) of Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters of the Company ending on any such date through and including March 31, 1995 or (b) two hundred percent (200%) of Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters of the Company ending on any such date after March 31, 1995."




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        1.2 Clause (i) of paragraph 6C of the Note Agreement is hereby amended to read in its entirety as follows:

               "(i) Consolidated Debt to be greater than (a) sixty percent (60%) of Consolidated Tangible Gross Worth through December 31, 1995,
               (b) fifty-five (55%) of Consolidated Tangible Gross Worth for the period commencing January 1, 1996 through December 31, 1996 and (c) fifty percent (50%) thereafter;"

        1.3 A new paragraph 6P is hereby added to the end of paragraph 6 of the Note Agreement, which shall read in its entirety as follows:

               "6P.  CONSOLIDATED TANGIBLE NET WORTH.   The Company will not
               permit Consolidated Tangible Net Worth at any time to be less than an amount equal to $51,000,000 plus the sum of (i) fifty percent (50%) of Consolidated Net Income arising after December 31, 1994 and computed on a cumulative basis (without any deduction, however, for any fiscal quarter for which Consolidated Net Income is negative) through the end of the fiscal quarter immediately preceding the date of determination and (ii) the net proceeds paid to the Company of any offering of any shares of capital stock of the Company (other than, in the case of any preferred stock requiring mandatory redemption or sinking fund payments prior to May 31, 1995, those shares which are subject to such requirement) from December 31, 1994 and through the end of the fiscal quarter immediately preceding the date of determination (including any such proceeds derived from the issuance of shares of capital stock of the Company (other than, in the case of any preferred stock requiring mandatory redemption or sinking fund payments prior to May 31, 1995, those shares of which that are subject to such requirement) as a result of the exercise of stock options of the Company or from the conversion of debt securities of the Company)."

        1.4 Clause (xi) of the definition of "Consolidated Net Income" in paragraph 10B of the Note Agreement is hereby amended to read in its entirety as follows:

                    "(xi) a one time charge appearing as a separate line item
               on the Company's income statement as 'restructuring and other charges' of up to $48,500,000 before income taxes of the Company incurred in the fourth fiscal quarter of fiscal year 1993, a one time charge appearing as a separate line item on the Company's income statement as 'restructuring and other charges' of up to $2,600,000 before income taxes of the Company incurred in the first fiscal quarter of fiscal year 1994 and a one time charge of up to $3,700,000 before income taxes of the Company relating to losses from discontinued operations incurred in the first fiscal quarter of fiscal year 1994."



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        2.   EFFECTIVENESS OF AGREEMENT.  The terms of Section 1 of this
Agreement and the allonge (the form of which is attached hereto as Exhibit A, the "Allonge") for the outstanding Note shall be deemed to be effective as of December 31, 1994 upon the occurrence of (a) Prudential's receipt of a copy hereof duly authorized, executed and delivered by the Company, (b) Prudential's receipt of the duly authorirzed, executed and delivered Allonge, (c) the acquisition by the Company on or before January 31, 1995 of certain assets of Nexus Ltd. related to the photoprocessing business (the "Acquisition"), and (d) simultaneously with the completion of the Acquisition, the payment by the Company to Prudential of a fee, in immediately available funds, of $75,000 by wire transfer to the following account:

          Account No. 050-54-526
          Morgan Guaranty Trust Company of New York
          23 Wall Street
          New York, New York 10015
          (ABA No.:  021-000-238)

        3.   MISCELLANEOUS.

        3.1 Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Note Agreement.

        3.2 On and after the date hereof, each reference in the Note Agreement and the Notes issued thereunder shall mean and be a reference to the Note Agreement as amended by this Agreement.

        3.3 The Note Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

        3.4 This Agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Agreement.




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        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to set their hands below as of the day and year first above written.


                                 THE PRUDENTIAL INSURANCE COMPANY
                                     OF AMERICA


                                 By: /s/ Kevin Kraska
                                    -------------------------
                                 Title: Vice President



                                 NASHUA CORPORATION


                                 By: /s/ Daniel M. Junius
                                    -------------------------
                                    Title: Treasurer






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